EXHIBIT 99.1

Corcept Therapeutics Announces 2017 Financial Results and Positive Interim Results of Relacorilant Phase 2 Trial

MENLO PARK, Calif., Feb. 22, 2018 (GLOBE NEWSWIRE) -- Corcept Therapeutics Incorporated (NASDAQ:CORT), a company engaged in the discovery, development and commercialization of drugs to treat severe metabolic, oncologic and psychiatric disorders by modulating the effects of the stress hormone cortisol, today reported its financial results for the quarter- and year-ended December 31, 2017 and provided interim data from its Phase 2 trial of relacorilant to treat patients with hypercortisolism.

Financial Highlights

  2017 revenue of $159.2 million, an increase of 96 percent from 2016
  Fourth quarter revenue of $53.3 million, an increase of 124 percent from fourth quarter 2016
  2017 GAAP net income of $1.04 per share, compared to $0.07 per share in 2016
  Fourth quarter GAAP net income of $0.77 per share, compared to $0.04 per share in fourth quarter 2016
  Cash and investments at December 31, 2017 of $104.0 million
  2018 revenue guidance of $275 – 300 million

Corcept’s 2017 revenue was $159.2 million, compared to $81.3 million in 2016.  Fourth quarter revenue was $53.3 million, compared to $23.8 million in the fourth quarter of 2016.

GAAP net income was $129.1 million for the year and $98.3 million in the fourth quarter of 2017,  compared to $8.1 million for the year and $4.6 million in the fourth quarter of 2016.  Fourth quarter 2017 net income included a one-time, non-cash gain of $76.7 million from recognition of the company’s deferred tax assets.  Excluding this non-cash gain and non-cash expenses related to stock-based compensation and implied interest on the company's capped royalty obligation (which it retired in July 2017), Corcept generated $24.7 million of non-GAAP net income in the fourth quarter, compared to $6.9 million in the fourth quarter of 2016. For the full-year, non-GAAP net income was $63.3 million, compared to $17.1 million in 2016.  A reconciliation of GAAP to non-GAAP net income is set forth below.

Operating expenses increased to $31.6 million in the fourth quarter 2017, from $18.8 million in the fourth quarter 2016, primarily due to increased spending to develop the company’s proprietary, selective cortisol modulators, including relacorilant, CORT125281 and CORT118335.  Costs resulting from revenue growth also increased, primarily compensation expense for the company’s expanded sales force and the cost of dispensing Korlym® to more patients.

Cash and investments increased $27.4 million in the fourth quarter, to $104.0 million.  This balance does not include $12.9 million delivered to Corcept in January 2018 pursuant to the settlement of litigation with the company’s former specialty pharmacy.

“We produced outstanding results in 2017 and expect strong performance in 2018.  Physicians are increasingly aware of the risks of not treating hypercortisolism and are more frequently screening patients for the disease.  For many of the patients they identify, physicians are choosing cortisol modulation as the optimum medical treatment,” said Joseph K. Belanoff, MD, Corcept’s Chief Executive Officer.

Relacorilant Phase 2 Trial Interim Results

  Top-line findings from first 17 patients enrolled in this trial (“Low Dose Cohort”)
    Dosing: each patient received 100 mg/day of relacorilant for four weeks, then 150 mg/day for four weeks, then 200 mg/day for four weeks
    Statistically significant, dose-dependent improvements in glucose tolerance and serum osteocalcin (a marker of bone growth suppressed by excess cortisol activity)
    Five millimeters or greater reduction in blood pressure in 45 percent of patients with uncontrolled hypertension
    No evidence of progesterone receptor affinity; no serious adverse events
  Testing of higher doses continues; results expected in second quarter
  Phase 3 trial expected to start in second half of 2018

“The data emerging from relacorilant’s Phase 2 trial point to a major clinical advance –  a medication offering the benefits of potent cortisol modulation, but without Korlym’s serious off-target effects,” said Dr. Belanoff.

“Relacorilant’s activity in these patients is extremely encouraging,” said Robert S. Fishman, MD, Corcept’s Chief Medical Officer.  “The medication’s safety profile was excellent: no serious adverse events and, as expected, no signs of progesterone receptor affinity.

“We were pleasantly surprised that even at relatively modest doses administered for only 12 weeks, many patients in the low dose cohort responded:  Patients with hyperglycemia demonstrated improved glucose tolerance as measured by the oral glucose tolerance test.  Levels of osteocalcin – a marker of bone formation – also improved, which is important because hypercortisolism frequently causes osteoporosis.  For both measures, these results grew more pronounced as the dose of relacorilant increased, with the highest dose reaching statistical significance compared to baseline (see Figures 1 and 2).  Forty-five percent of patients (five of eleven) with uncontrolled hypertension showed a five millimeter or greater reduction in systolic or diastolic blood pressure as measured by 24-hour ambulatory monitoring – a result at 12 weeks that was similar to the one we saw in Korlym’s pivotal trial after six months of treatment.

An infographic accompanying this announcement are available at http://www.globenewswire.com/NewsRoom/AttachmentNg/169da0f1-9927-4e2b-bed4-0b7a6568c65a

We expect that these measures will show an even greater effect size in the trial’s final cohort of patients, who are receiving higher doses of the medication, and look forward to sharing the full results at scientific conferences later in the year.”

Other Clinical Developments

“Relacorilant’s promising initial Phase 2 results should not overshadow the progress in our other development programs,” added Dr. Fishman.  “CORT118335’s Phase 1 trial continues.  We plan to initiate Phase 2 trials of this compound as a treatment for patients with antipsychotic-induced weight gain and non-alcoholic steatotic hepatitis (“NASH”) by year-end.  CORT125281 is now being tested in patients with castration-resistant prostate cancer.  Finally, our Phase 1/2 trial of relacorilant plus Abraxane® to treat patients with solid tumors is generating encouraging early results, which will be released in detail later this year.”

Conference Call

Corcept will hold a conference call February 22, 2017, at 5:00 pm Eastern Time (2:00 pm Pacific Time).  To participate, dial 1-800-289-0459 from the United States or 1-323-794-2558 internationally ten minutes before the start of the call.  The passcode is 094798.  A replay will be available through March 8, 2018 at 1-888-203-1112 from the United States and 1-719-457-0820 internationally. The passcode will be 1581123.

About Hypercortisolism

Hypercortisolism, often referred to as Cushing’s syndrome, is caused by excessive activity of the stress hormone cortisol.  Endogenous Cushing’s syndrome is an orphan disease that most often affects adults aged 20 – 50.  In the United States, an estimated 20,000 patients have Cushing’s syndrome, with about 3,000 new patients being diagnosed each year.  Symptoms include high blood sugar, diabetes, high blood pressure, upper-body obesity, rounded face, increased fat around the neck, thinning arms and legs, severe fatigue and weak muscles.  Irritability, anxiety, cognitive disturbances and depression are also common.  Cushing’s syndrome can affect every organ system in the body and can be lethal if not treated effectively.

About Corcept Therapeutics Incorporated

Corcept is a pharmaceutical company engaged in the discovery, development and commercialization of drugs that treat severe metabolic, oncologic and psychiatric disorders by modulating the effects of cortisol.  Korlym is the company’s first FDA-approved medication. Corcept has a large portfolio of proprietary compounds that modulate the effects of cortisol but not progesterone. Corcept owns extensive United States and foreign intellectual property covering the use of cortisol modulators in the treatment of a wide variety of serious disorders, including Cushing’s syndrome. It also holds composition of matter patents covering its selective cortisol modulators.

Non-GAAP Measures of Net Income

To supplement Corcept’s financial results presented on a GAAP basis, we use non-GAAP measures of net income, non-GAAP basic net income per share and non-GAAP diluted net income per share that exclude non-cash stock-based compensation expense and the interest expense of the company’s capped royalty obligation.  We believe that these non-GAAP measures help investors better evaluate the company’s past financial performance and potential future results.  Non-GAAP measures should not be considered in isolation or as a substitute for comparable GAAP accounting and investors should read them in conjunction with the company’s financial statements prepared in accordance with GAAP.  The non-GAAP measures of net income we use may be different from, and not directly comparable to, similarly titled measures used by other companies.

Forward-Looking Statements

Statements in this press release, other than statements of historical fact, are forward-looking statements.  Such statements are subject to risks and uncertainties that might cause actual results to differ materially from those they express or imply and should be considered in light of various important factors, including, but not limited to, our ability to generate sufficient revenue to fund our commercial operations and development programs, the protections afforded by Korlym’s Orphan Drug designation and our intellectual property, the availability of competing treatments, including generic versions of Korlym, our ability to obtain acceptable prices or adequate insurance coverage and reimbursement for Korlym, risks related to the development of our product candidates, regulatory approvals and other requirements.  These and other risks and uncertainties are set forth in our SEC filings, which are available at our website and the SEC’s website. Forward-looking statements in this press release include those concerning our 2018 revenue guidance, the pace of Korlym’s acceptance by physicians and patients, interim results of relacorilant’s Phase 2 trial and our preparations for Phase 3, our development of relacorilant as a treatment for solid tumors and our development of CORT125281, CORT118335 and our other product candidates.  We disclaim any intention or duty to update these forward-looking statements.

Abraxane® is a registered trademark of Celgene Corporation.

CORCEPT THERAPEUTICS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2017	2016

ASSETS
Cash and investments	$104,025	$51,536
Trade receivables, net of allowances	15,300	9,860
Inventory	8,376	5,164
Other receivable	12,896	—
Deferred tax assets	76,703	—
Other assets	3,237	2,193
Total assets	$220,537	$68,753

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$8,579	$2,290
Long-term obligation	—	14,664
Other liabilities	20,990	10,420
Stockholder's equity	190,968	41,379
Total liabilities and stockholders’ equity	$220,537	$68,753

CORCEPT THERAPEUTICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

Revenues:
Product sales, net	53,280	23,811	159,201	81,321

Operating expenses:
Cost of sales	1,156	561	3,554	2,058
Research and Development	13,632	6,484	40,376	23,844
Selling, general and administrative	16,795	11,760	62,416	45,240
Total operating expenses	$31,583	$18,805	$106,346	$71,142
Income from operations	21,697	5,006	52,855	10,179
Interest income and other (expense)	188	(410)	(49)	(2,039)
Income before income taxes	21,885	4,597	52,806	8,140
Income tax benefit	76,445	—	76,316	—
Net income	$98,330	$4,597	$129,122	$8,140
Other comprehensive income:
Net unrealized gain/(loss) on available-for-sale securities	(61)	—	(75)	—
Total comprehensive income	$98,269	$4,597	$129,047	$8,140

Basic net income per common share	$0.86	$0.04	$1.14	$0.07

Diluted net income per common share	$0.77	$0.04	$1.04	$0.07

Shares used to compute basic net income per share	114,370	111,902	113,527	110,566
Shares used to compute diluted net income per share	127,361	118,866	124,515	116,139

CORCEPT THERAPEUTICS INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP NET INCOME
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

GAAP net income	$98,330	$4,597	$129,122	$8,140

Non-cash expenses (benefits):
Stock-based compensation
Research and development	1,191	433	3,743	1,312
Selling, general and administrative	2,640	1,525	9,618	5,746
Total stock-based compensation	3,831	1,958	13,361	7,058
Accretion of interest expense related to long-term obligation	—	367	456	1,929
Deferred tax assets	(76,703)	—	(76,703)	—
Income tax effect of non-GAAP adjustments[1]	(805)	—	(2,902)	—
Non-GAAP net income, adjusted for non-cash items	$24,653	$6,922	$63,334	$17,127

GAAP basic net income per share	$0.86	$0.04	$1.14	$0.07

GAAP diluted net income per share	$0.77	$0.04	$1.04	$0.07

Non-GAAP basic net income per share, adjusted for non-cash items	$0.22	$0.06	$0.56	$0.15

Non-GAAP diluted net income per share, adjusted for non-cash items	$0.19	$0.06	$0.51	$0.15

Shares used to compute basic net income per share	114,370	111,902	113,527	110,566
Shares used to compute diluted net income per share	127,361	118,866	124,515	116,139

1Calculated by applying the applicable statutory tax rate.

CONTACT:
Charles Robb
Chief Financial Officer
Corcept Therapeutics
650-688-8783
crobb@corcept.com
www.corcept.com